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                                                                    Exhibit 12.2



                            Louisiana Generating LLC
                 Consolidated Ratio of Earnings to Fixed Charges

                                                             For the Period           For the Period
                                                             March 30, 2000           March 30, 2000
                                                              (Inception)              (Inception)
                                                            to June 30, 2000      to September 30, 2000
                                                            ----------------      ---------------------
(In thousands)
Earnings:
    Income before taxes                                          $ 5,766                 $ 9,689
    Add:  Fixed Charges                                           18,861                  37,598
                                                                 -------                 -------
                                                                  24,627                  47,287
                                                                 -------                 -------
Fixed Charges:
    Interest expense                                              18,758                  37,405
    Amortization of debt costs                                       103                     193
                                                                 -------                 -------
                                                                 $18,861                 $37,598
                                                                 -------                 -------
Ratio of earnings to fixed charges                                  1.31                    1.26